POWER OF ATTORNEY

The undersigned, appoints the following individuals, with full power to each of them to act alone, as his true and lawful attorneys-in-fact and agents to execute and file on behalf of the undersigned all Forms 3, 4 and 5, and any amendments thereto, that the undersigned may be required to file with the Securities and Exchange Commission, and any stock exchange or similar authority, as a result of the undersigned’s ownership of or transactions in securities of Arch Resources, Inc. The authority of the following individuals under this Power of Attorney shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned’s ownership of or transactions in securities of Arch Resources, Inc., unless earlier revoked in writing. The undersigned acknowledges that the following individuals are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

The following Officers of Arch Resources, Inc.:

Senior Vice President

Secretary of the Corporation

Assistant Secretary of the Corporation

General Counsel of the Corporation

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 19th day of March, 2024.

/s/ George J. Schuller, Jr.

George J. Schuller, Jr.